Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-280806
July 15, 2024

azitra

CORPORATE PRESENTATION

July 2024

Precision dermatology powered by synthetic biology.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements concerning Azitra, Inc. ("Azitra", the "Company," "we," "us," and "our"). The words "believe," "may," "will," "potentially," "estimate," "continue," "anticipate," "intend," "could," "would," "project," "plan," "expect" and similar expressions that convey uncertainty of future events or outcomes are intended to identify forward- looking statements. These forward-looking statements include, but are not limited to, statements concerning the following:

- our future financial and operating results;
- our intentions, expectations and beliefs regarding anticipated growth, market penetration and trends in our business;
- the timing and success of our plan of commercialization;
- our ability to successfully develop and clinically test our product candidates;
- and the adequacy of the net proceeds of this offering.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including (i) we are an early-stage clinical biopharmaceutical company with limited operating history, (ii) there are no drug products to date that incorporate our microbial library and genetic engineering platform and the clinical and commercial utility of our microbial library and genetic engineering platform is uncertain and may never be realized; (iii) we have only recently commenced Phase 1 clinical studies of our initial product candidates and our product candidates will require extensive additional preclinical and clinical testing; (iv) we expect we will need additional financing to execute our business plan and fund operations, which additional financing may not be available on reasonable terms or at all; and (v) those other risks described or incorporated by reference in the "Risk Factors" section of the prospectus dated July 15, 2024 ("Prospectus") filed by Azitra with the Securities and Exchange Commission on July 15, 2024.

In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this document may not occur and actual results could differ materially and adversely from those anticipated or implied in our forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances described in the forward-looking statements will be achieved or occur. Azitra does not undertake and specifically disclaims any obligation to update or revise our forward-looking statements to reflect new circumstances or unanticipated events as they occur, except as required by law.

This document contains only basic information concerning Azitra. Because it is a summary it does not contain all of the information you should consider with regard to Azitra. You should read the Prospectus for more complete information about Azitra.

Free Writing Prospectus

This presentation highlights basic information about us and the proposed offering. Because it is a summary, it does not contain all of the information that you should consider before investing. We have filed a registration statement (including a prospectus) with the SEC for the offering to which this presentation relates. The registration statement has not yet become effective. Before you invest, you should read the prospectus in the registration statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about us and the offering.

You may access these documents for free by visiting EDGAR on the SEC Web site at http://www.sec.gov. Alternatively, we or any underwriter participating in the offering will arrange to send you the prospectus if you contact Maxim Group LLC, Prospectus Department, 405 Lexington Ave., New York, NY, 10174; Telephone: (212)-895-3745: Email: syndicate@maximgrp.com.

This presentation shall not constitute an offer to sell, or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction. The offering will only be made by means of a prospectus pursuant to a registration statement that is filed with the SEC after such registration statement becomes effective.

Offering summary

Issuer:	Azitra, Inc.
Symbol:	NYSE American: AZTR
Offering Type:	Best Efforts S-1 Follow-On
Expected Offering Size:	Up to $10,000,000
Securities Offered:	• One share of Common Stock (or one Pre-Funded Warrant in lieu thereof), and two Class A warrants, each to purchase on share of Common stock
Use of Proceeds:	• Working capital and other general corporate purposes
Sole Placement Agent:	Maxim Group LLC

Three foundational platforms for precision dermatology



Bacterial Cell Library

- Proprietary, robust library of **~1,500 microbial strains**
- Engineered and non-engineered bacterial chasses
- Over 60 species in house, mostly *Staphylococcus epidermidis*



Artificial Intelligence / Machine Learning Discovery

- Predictive algorithms for **novel microbial-derived proteins, peptides & small molecules**
  - Exclusive agreement covering specific strains with team from Carnegie Mellon
  - Based on genetic sequences and biosynthetic gene clusters



Microbial Genetic Engineering Platform

- Demonstrated ability to make **novel transformations** to overcome challenge of thick cell walls and restriction modification systems
  - Exclusive worldwide license with Fred Hutchinson Cancer Center

Using synthetic biology and *S. epidermidis* biology for skin therapeutics

1 **Identify human or bacterial protein or molecule of interest**

2 **Engineer auxotrophy to control strain growth**

3 **Colonize affected skin with engineered strain**

4 **Secrete active molecule throughout layers of the epidermis for therapeutic treatment**



Encode human protein for delivery…
Azitra plasmid
…and/or screen bacterial library to ID strains with unique activity
Engineered strain
S. epidermidis or other strain applied topically
epidermis
dermis
Strain delivers therapeutic payload to skin tissue layers
epidermis
dermis

Differentiated approach in an attractive space

Azitra's differentiated approach to precision dermatology

	Penetrates or delivers to skin	Disease modifying	Safe	Low cost	Ease of use
Oral small molecules	–	✗	–	✓	✓
Topical small molecules	✓	✗	–	✓	✓
Injectable antibodies	–	–	–	✗	✗
Topical gene therapy	–	✓	✓	✗	✓
Other gene therapies	✓	✓	–	✗	✗
azitra	✓	✓	✓	✓	✓

Recent acquisitions in dermatology indicate interest in the sector[1]

- ✓ **31** M&A deals announced or completed in medical dermatology from January 2020 – July 2024
- ✓ **$12.2 billion** total
- ✓ Median deal size: **$50 million**
- ✓ Mean deal size: **$393 million**

[1] Data from S&P Global

Azitra's pipeline features multiple internally developed programs

FDA-regulated candidates for drug development

DISCOVERY	IND-ENABLING	PHASE 1	PHASE 2	PHASE 3	COMMERCIALIZATION

ATR-12: LEKTI-secreting *Staphylococcus Epidermidis ("SE")* — **Netherton syndrome**

ATR-04: *SE* epidermin secreting auxotroph — **EGFR inhibitor associated rash**

ATR-01: Filaggrin-secreting auxotroph — **Ichthyosis vulgaris**

Consumer/Cosmetic Product Development

RESEARCH	SAFETY TESTING	COMMERCIALIZATION

Consumer Health Programs: Improve skin appearance and texture — **Joint Development Agreement with** BAYER



ATR-12 Program

Netherton Syndrome

azitra

ATR-12: LEKTI-Secreting *Staphylococcus epidermidis* for Netherton syndrome

ATR-12 Summary

- **Netherton syndrome** is a rare, orphan autosomal recessive disease with no current FDA-approved treatment option
- Characterized by severe inflammation, pruritus, scaling, red, and dehydrated skin
  - Caused by mutations in the *SPINK5* gene, which encodes the serine protease inhibitor, **LEKTI** (lympho-epithelial Kazal-type related inhibitor)
  - Results in overactive proteases causing desquamation, skin barrier defects, and activation of inflammation
  - ~10% mortality rate in infants[1]
- **Mechanism of action:** Auxotrophic ATR-12 inhibits the overactive proteases through LEKTI fragment secretion
- **Pediatric Rare Disease Designation** received from FDA

ATR-12 Key Facts

Primary Mechanism:
Topical protein replacement and kallikrein Inhibition

Clinical Status:
Phase 1b

Global Prevalence:
~20K+ Patients[2]

Peak Sales Opportunity:
~$250M[3]

[1] Bellon N et al. Br J Dermatol. 2021.
[2] Barbati F, et al. Front Pediatr. 2021.
[3] Company estimates of 2,500 patients x $100,000 annually.

Protein replacement strategy addresses multiple Netherton syndrome phenotypes

Ichthyosis Linearis Circumflexa (ILC)


a
b
c
d
e
f

Scaly Erythema (SE)


g
h
i
j
k
l

Barbieux et al, J Allergy Clin Immunol 2021

Mechanism of action of ATR-12



ATR12-351 ointment
LEKTI D6
S. epidermidis
Netherton syndrome patient
Epidermis
ATR12-351
LEKTI D6
KLK5
Corneodesmosome degradation
Desmosome degradation
PAR2 activation
Cathelicidin processing
ATR12-351
IL-36γ

Collectively, ATR-12 addresses Netherton syndrome by LEKTI replacement and IL-36γ inhibition

ATR-12 shows potent reduction in protease activity

Nanomolar IC50 of KLK5 from SE351 *in vitro*



100
75
50
25
0
% KLK5 activity
IC50= 26 nM
1
10
100
1000
[LEKTI-D6] (nM)

S. epidermidis **strain SE351 (LEKTI-secreting) spent broth inhibition of human skin tape stripped extracts**



<0.0001
<0.0001
<0.0001
4000
3000
2000
1000
0
Trypsin-like activity (mRFU/h)
NS level
Normal level
Normal skin
NS skin
NS skin + 0.25% SE351 supernatant
NS skin + 0.5% SE351 supernatant
NS skin + 1% SE351 supernatant

- ✓ Nanomolar inhibition of KLK5
- ✓ Trypsin-like activity (key measure of protease activity in NS patients) decreased after addition of spent broth from LEKTI-secreting strain SE351 in ATR-12
- ✓ Dose-dependent response seen across concentrations of supernatant

Penetration of LEKTI-like activity into *ex vivo* human skin

Vehicle | Purified LEKTI | ATR-12 | Total LEKTI activity


Tape strip layers
1--5
6--10
11--15
16--20
21--25
26--30
t= 0 h
t= 24 h
0 1000 2000 3000
LEKTI (ng)


1--5
6--10
11--15
16--20
21--25
26--30
t= 0 h
t= 24 h
0 1000 2000 3000
LEKTI (ng)


1--5
6--10
11--15
16--20
21--25
26--30
t= 0 h
t= 24 h
0 1000 2000 3000
LEKTI (ng)


P = 0.0003
P = 0.0076
P = 0.0004
LEKTI (μg)
10
8
6
4
2
0
0 24 0 24 0 24
Vehicle
Purified LEKTI
SE-351
Time (h)

- ✓ LEKTI delivery is significantly higher after 24 hours compared to T0 in all layers following ATR-12 application
- ✓ The LEKTI activity penetrates to at least 30 layers deep in substantial amounts with μg of protein delivered after 24 hours
- ✓ LEKTI delivery by ATR-12 is superior compared to topical protein delivery alone

ATR-12 decreases IL-36γ levels

Reconstructed epidermis induced with erlotinib and treated with SE351 cells


200
150
100
50
0
IL-36γ pg/mL
-69%
Untreated
Erlotinib
Erlotinib + SE351

HaCaT cells induced with Poly I:C and treated with SE351 cell-free supernatant


1000
500
0
IL-36γ pg/mL
-92%
Untreated
Poly I:C
Poly I:C + SE351

✓ ATR-12 cells and supernatant reduce IL-36**γ**, a key pro-inflammatory cytokine involved in NS inflammation, in multiple *in vitro* models

Phase 1 clinical trial design

Study overview

- Multicenter, randomized, double-blind, vehicle-controlled study in adults (n=12) with Netherton syndrome
  - Dose level: 10^9 CFU / g ATR-12
  - N=12 patients dosed twice daily for 14 days
- Primary objective: to assess the safety and tolerability of topical application of ATR-12
- Secondary objectives:
  - Evaluate efficacy signals (investigator and patient global assessments, NS-modified SCORAD)
  - Evaluate the skin pharmacokinetics of rhLEKTI-D6
- Exploratory objectives:
  - Evaluate pharmacodynamic parameters, including anti-rhLEKTI response, cytokine responses, biomarkers such as KLK5, KLK7, IL-36γ, TARC/CCL17, trypsin-like activity, and chymotrypsin-like activity

Design


Randomization
N=12 NS patients
Arm A: N=6
Left side of body: ATR-12
Right side: Vehicle
Arm B: N=6
Left side of body: Vehicle
Right side: ATR-12
Day 14
Safety, tolerability, and proof-of-concept assessment
Days 15-84
Follow-up

ATR-04 Program

EGFR inhibitor-associated rash



azitra

ATR-04: auxotrophic *S. epidermidis* for EGFR inhibitor-associated rash

ATR-04 Summary

- Chemotherapy agents such as EGFR inhibitors and immunotherapies such as early BTK inhibitors lead to an aggressive and debilitating rash on most patients
- Severity of the rash is linked to IL-36γ signaling as well as correlations to *S. aureus* increases
- EGFR inhibitors produce the most prevalent and most predictable affliction
- **ATR-04** is topically administered and inhibits IL-36γ and *S. aureus*

ATR-04 Key Facts

Primary Mechanism:
Topcial IL36γ inhibition, *S. aureus* control

Clinical Status:
IND filing expected mid-2024

US Prevalence:
~150,000 patients[1]

Peak Sales Opportunity:
>$1B[2]

[1] Bloomberg/Symphony drug prescription data and FDA labels
[2] Company estimates of 150,000 patients x $10,000/year.

EGFRi-driven rash is highly prevalent with significant clinical impact



Grade 1	Grade 2	Grade 3	Grade 4

- Rash severity often linked to cancer drug dosing and correlates with *S. aureus* levels on the skin
- Rash can lead to significant changes in course of therapy and QOL
- **As many as 15-20% discontinue EGFRi therapy due to skin rash**

Source: Melosky et al. (2015). Grade 1, gefitinib; grade 2, erlotinib; grade 3, erlotinib; grade 4, erlotinib

Mechanism of action of ATR-04


Potential decreases in IL-36γ cytokine signaling
ATR-04
IL-36γ
IL-36α
C. acnes
S. aureus
Inhibits S. aureus growth and biofilm
IL-36R
TLR2
IRAK
MAPK
NF-κB
Inflammation
Expected to lead to decreased inflammation

Collectively, ATR-04 addresses rash severity driven by EGFR inhibition

In vitro data show ATR-04 reduces erlotinib-induced IL-36γ and *S. aureus*

IL-36γ reduction in reconstructed human epidermis



0.0094
0.0205
500
400
300
200
100
0
IL-36γ pg/mL
-75%
Untreated
Erlotinib
Erlotinib + 10⁷ CFU ATR-04
Erlotinib + 10⁸ CFU ATR-04

***S. aureus* reduction on *ex vivo* pig skin**



0.0122
-99%
SA USA300 (CFU/cm²)
SA USA300 0 hours
SA USA300 8 hours
+ SE484 10⁶ CFU/cm²
+ SE484 10⁷ CFU/cm²
+ SE484 10⁸ CFU/cm²

- ✓ IL-36γ is elevated in reconstructed human epidermis following erlotinib exposure
- ✓ ATR-04 reduces IL-36γ induced by erlotinib and reduces *S. aureus*
- ✓ Dose-dependent effect observed

Phase 1/2 clinical trial design: IND submission summer 2024

Study overview

- Multicenter, randomized, double-blind, vehicle-controlled study in adults (n=32) with EGFRi associated dermal toxicity
  - Dose level: 10^9 CFU / g ATR-04
  - Cohort 1 (n=8): single dose leading to multiple dose for 28 days
  - Cohort 2 (n=24): multiple dose cohort for 28 days
- Primary objective: to assess the safety and tolerability of topical application of ATR-04
- Secondary objectives:
  - Evaluate efficacy signals (modified CTCAE, pruritus, and pain)
  - Bioavailability of ATR-04
- Exploratory objectives:
  - Evaluate PD parameters, including IL-36γ
  - Quality of life questionnaire

Design

Cohort 1: Single dose to multiple dosing

Cohort 2: Multiple dosing


3:1 randomization
N=8 patients with EGFRi associated dermal toxicity
7-day safety observation period
3:1 randomization
N=24 patients with EGFRi associated dermal toxicity
ATR-04
N=6
Single dose
(Day 1)
Vehicle
N=2
Follow-up (7 days)
ATR-04
N=6
QD dosing
(28 days)
Vehicle
N=2
Day 28: Safety, tolerability, and proof-of-concept assessment
Follow-up (28 days)
ATR-04
N=18
QD dosing
(28 days)
Vehicle
N=6
Day 28: Safety, tolerability, and proof-of-concept assessment
Follow-up (28 days)



Future Directions

ATR-12 and ATR-04 bring value-creating milestones in 2024-2025



2024
2025
H1
H2
H1
H2
ATR-12
ATR-12 Phase 1 study in adult Netherton syndrome patients
Initial safety data
Final data
Phase 2b study
ATR-04
Pre-IND meeting
IND submission
ATR-04 Phase 1b study in EGFR inhibitor-associated rash patients
Pipeline
BAYER
Potential License Agreement
ATR-01 IND submission

Upcoming milestones:[1]

- Summer 2024: First patient dosed
- YE 2024: initial safety data from
- Mid-2025: final data

- Summer 2024: IND submission
- 2H 2024: first patients dosed

- YE 2024: potential Bayer upfront payment[2]
- 2H 2025: ATR-01 IND submission

[1] Upcoming milestones are estimates.
[2] Please see Azitra's latest S-1 for risk factors related to the Bayer Agreement.

Robust intellectual property with key patents issued

5 issued US patents | **14** pending US patent applications | **58** pending international patent applications

2038 ***Treating skin disease with recombinant organisms** **Issued*	**2038** Treatment of skin disease with recombinant commensal skin microorganisms *Pending*	**2038** ***Auxotrophic strains of Staphylococcus bacteria** **Issued*	**2038** **Filaggrin subunits for treatment of eczema and ichthyosis vulgaris** **Issued*
2039 LEKTI for Pruritis, Pain, Inflammation *Pending*	Formulations for stabilizing microbiome products *Pending*	**2034** ***Treating atopic dermatitis with recombinant organisms** **Issued*	**2038** Treating inflammatory skin disease with recombinant organisms *Pending*
2038 Commensal bacteria to treat cancer associated rash *Pending*	**2038** Cosmetic compositions with engineered bacteria *Pending*	**2038** Treatment of Netherton syndrome with LEKTI expressing microbes *Pending*	**2039** LEKTI for treating skin cancer *Pending*

Capitalization table

	As of June 30, 2024
Common Shares	960,146
Warrants (WAEP: $54.00)	33,013
Options (WAEP: $40.70)	41,608
Fully Diluted Shares Outstanding:	1,034,767

Azitra is led by world-class management team



Francisco Salva, MSc.
President and CEO

- Prior Co-Founder and VP of Operations at Acerta Pharma – Sold for $6.3 billion
- Formerly Senior Director –Corporate Development at Pharmacyclics
- 25+ years experience in life science venture capital, investment banking and operating roles



Travis Whitfill, M.P.H.
Co-Founder and COO

- Prior Partner at Bios Partners, a venture capital fund with $350M+ assets under management
- Assistant Professor Adjunct in the Department of Pediatrics at Yale University
- Named one of Forbes' 30 Under 30 in healthcare in 2018



Norman Staskey, CPA
CFO

- Currently Acting CFO via Danforth Advisors
- Previously, Managing Director E&Y
- 20+ years accounting experience, including multiple IPO, SPAC and M&A transactions



Mary Spellman, M.D.
Acting CMO

- Prior CMO of Revance Therapeutics, Menlo Therapeutics, and Castle Creek Biosciences
- Previously Scientific Director at Biogen and Novartis
- 30+ years of dermatology and broad industry experience, including 10+ NDAs



Leonard Milstone, M.D.
Professor Emeritus of Dermatology
Yale School of Medicine
Azitra Scientific Advisory Board

- Led the group that first demonstrated gene editing in the epidermis
- Discovered the unique proteoglycan Epican as well as keratins 4 and 13
- Former Chair, Medical and Scientific Advisory Board, Foundation for Ichthyosis and Related Skin Types

Investment Highlights

Azitra well-positioned to take advantage of synthetic biology innovations

Established platforms for precision dermatology

- ✓ Poised to generate clinical patient data with 1st IND cleared and 2nd IND filing on way
- ✓ Established manufacturing and formulation systems
- ✓ Orphan dermatology indications

Partnerships to expand the pipeline

- ✓ Key collaboration with top-tier consumer health corporation, Bayer
- ✓ Partnerships with top-tier academic institutions

Strong business foundation

- ✓ $52 million invested to date, including Bayer
- ✓ Comprehensive intellectual property
- ✓ Management team with history of multiple approved drugs and successful exits
- ✓ Multiple shots on goal for 2024-2025


azitra
THANK YOU
Precision dermatology powered by synthetic biology.



APPENDIX

azitra

Bayer consumer health product joint development partnership

BAYER

- ✓ Long-established expertise in dermatology and consumer skin health
- ✓ Global brand recognition
- ✓ Formulation, marketing and regulatory expertise

azitra

- ✓ Deep expertise, broadly applicable platform, and 1,500+ proprietary *S. epidermidis* strains
- ✓ Translational leader in dermatology and *S. epidermidis* biology
- ✓ Key academic and clinical collaborator network

Build a leading, world-class consumer care product line

Joint Development Agreement overview:

- ✓ Joint development on *S. epidermidis* strains and products for eczema-prone skin
- ✓ Azitra is responsible for early research, and Bayer is responsible for clinical development and commercialization

ATR-12 is a differentiated approach for Netherton syndrome

	Company	Asset	Description	Status	Topical treatment	Protein replacement	Disease Modifying
Kallikrein inhibitors	azitra	ATR-12	*S. epidermidis* strain expressing LEKTI; topical	Phase 1	✓	✓	✓
	SIXERA PHARMA	SXR1096	KLK inhibitor; topical	Phase 1 (EU)	✓	✗	–
	biocryst	BCX17725	LEKTI-2 variant.FC; subcutaneous injection	Preclinical	✗	✓	✓
Gene therapy	MoST	BBP-561	KLK5/7 inhibitor; topical	Preclinical	✓	✗	–
	Krystal	KB104	Gene therapy; topical	Preclinical	✓	✗	✓
	Daiichi-Sankyo	DS-2324a	Gene therapy; IV/subcutaneous injection	Phase 1 (EU)	✓	✗	✓
Other	QUOIN	QRX-003	Protease inhibitor; topical	Phase 2/3	✓	✗	–
	Boehringer Ingelheim	Spesolimab	IL-36R antibody; injection	Phase 2	✗	✗	–
	AnaptysBio	ANB019[1]	IL-36R antibody; injection	Phase 2	✗	✗	–
	MatriSys	MSB-6005	Skin microbiome therapy; topical	Preclinical	✓	✗	✗
	Investigator- initiated trial	Cosentyx[1]	IL-17A antibody; subcutaneous injection	Phase 2	✗	✗	✗

[1] Under investigation for broader category of ichthyoses.

ATR-04 is a differentiated approach for EGFRi-related skin toxicities

	Company	Asset	Description	Status	Topical treatment	Disease modifying	IL-36γ targeted	Notes
US-based	azitra	ATR-04	Epidermin-secreting *S. epidermidis* auxotrophic strain; anti-*S. aureus* and anti-IL-36γ; topical	IND-enabling	✓	✓	✓	IND submission planned summer 2024
US-based	LUTRIS	LUT-014	B-Raf inhibitor; topical	Phase 2	✓	✓		Phase 1 showed effect but did not reach statistical significance
US-based	HOTH THERAPEUTICS	HT-001	Immune cell inhibitor; topical	Phase 2	✓			505(b)(2) pathway. No previous clinical data
Ex-US	twi B	AC-707	Antibiotic and anti-inflammatory; topical	Phase 2	✓			No updated Phase 2 data since trial completion in 2021
Ex-US	DAEWOONG	DWP708	Human HGF spray; topical	Phase 2 (Korea)	✓			Korean IND cleared in 2022
Ex-US	GENOME & CO	GEN-501	Microbiome-based therapy	Preclinical	✓			Little information available